Exhibit 99.1

Trilogy Metals Provides Update on the Ambler Access Project

VANCOUVER, BC, May 18, 2022 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy" or the "Company") is providing an update on the Ambler Access Project ("AAP") – the proposed 211-mile industrial-use-only road from the Upper Kobuk Mineral Projects to the Dalton highway. Yesterday, the United States District Court (the "Court") granted the United States Department of the Interior's (the "DOI") motion for voluntary remand without vacatur. The DOI had requested the voluntary remand of the previously issued Joint Record of Decision ("JROD") that authorized a right-of-way across federally managed lands for the Alaska Industrial Development and Export Authority ("AIDEA") and the AAP. Importantly, Judge Gleason also ruled that the Court shall retain jurisdiction over this matter, and the Court is requiring that the DOI file a status report with the Court within 60 days from the date of the order and every 60 days thereafter. In addition, any party involved in this action may move for a status conference upon a showing of good cause.

The DOI had indicated that the remand was necessary because the DOI had identified deficiencies in their analysis of impacts to subsistence uses under ANILCA Section 810 and their consultation with Tribes pursuant to NHPA Section 106.27. They requested a remand in order to supplement the administrative record in these regards.

Now that the remand request has been granted by the Court, the Company will continue discussions with its partners, including NANA Regional Corporation, Inc., AIDEA, the Northwest Arctic Borough, the State of Alaska and South32 Limited to determine the impact of the above decision on AIDEA's proposed plan and budget for the 2022 summer field season activities that were previously announced.

Tony Giardini, President and CEO of Trilogy, commented, "Now that the Court has ruled to remand and not, as requested by the Plaintiffs, vacate the JROD, we can focus on the upcoming exploration field season at the Upper Kobuk Mineral Projects and AIDEA's field program for the AAP. We want to acknowledge the strong show of support that the AAP has received from the Native villages in the Upper Kobuk Region and the Northwest Arctic Borough, that have passed resolutions in favor of the AAP. In a recent opinion piece published in the Anchorage Daily News, Tribal Presidents representing two federally recognized tribes from Northwest Alaska stated that "It is critical that the department (DOI) clearly identify the additional tasks and have specific timelines to complete further analysis of subsistence, environmental, religious and cultural impacts of the Ambler Access Project. And we believe certain fieldwork should be allowed to continue so we do not lose the short season for that work to be done." We are hopeful that the Court's decision to retain jurisdiction over this matter and its stipulation requiring regular status reports to be filed will result in the additional analysis being completed in a prompt time period. Lastly, we recognize that subsistence is a key factor not just in the development of the road but in the development of the Upper Kobuk Mineral Projects which we believe will have significant positive impacts on the local economy through the provision of high paying stable jobs for Native Alaskans, and the production of green metals, such as copper and cobalt which are critical for the decarbonization of the planet."

For more information on the motion by the DOI, please go to DOI documents.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects ("UKMP") in Northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 181,387 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the permitting and construction of the AAP, the timing and benefits of the AAP and the merits of the UKMP are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving whether the Alaska Industrial Development and Export Authority will build the AAP; the results of the additional supplemental work on the FEIS resulting from the voluntary remand; the impact of the COVID-19 pandemic; success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks,  prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2021 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/May2022/18/c2170.html

%CIK: 0001543418

For further information: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 18-MAY-22